Exhibit 99.2

Risk Factors

Risks Relating to Our Business

Refining margins are volatile, and a continued reduction in our refining margins will adversely affect the amount of cash we will have available for payment of our debt obligations.

Our financial results are primarily affected by the relationship, or margin, between our specialty products prices and fuel products prices and the prices for crude oil and other feedstocks. The costs to acquire our feedstocks and the prices at which we can ultimately sell our refined products depend upon numerous factors beyond our control. When the margin between refined product prices and crude oil and other feedstock prices tightens, our earnings, profitability and cash flows are negatively impacted. Historically, refining margins have been volatile, and they are likely to continue to be volatile in the future.

A widely used benchmark in the fuel products industry to measure market values and margins is the Gulf Coast 2/1/1 crack spread (“Gulf Coast crack spread”), which represents the approximate gross margin resulting from refining crude oil, assuming that two barrels of a benchmark crude oil are converted, or cracked, into one barrel of gasoline and one barrel of heating oil. The Gulf Coast crack spread ranged from a high of $22.53 per barrel to a low of $12.17 per barrel during 2018 and averaged $17.41 per barrel during 2018 compared to an average of $16.76 in 2017 and $12.33 in 2016.

Our actual refining margins vary from the Gulf Coast crack spread due to the actual crude oil used and products produced, transportation costs, regional differences, and the timing of the purchase of the feedstock and sale of the refined products, but we use the Gulf Coast crack spread as an indicator of the volatility and general levels of fuels refining margins.

The prices at which we sell specialty products are strongly influenced by the commodity price of crude oil. If crude oil prices increase, our specialty products segment margins will fall unless we are able to pass through these price increases to our customers. Increases in selling prices for specialty products typically lag behind the rising cost of crude oil and may be difficult to implement quickly enough when crude oil costs increase dramatically over a short period of time. It is possible we may not be able to pass through all or any portion of increased crude oil costs to our customers. In addition, we are not able to completely eliminate our commodity risk through our hedging activities.

Refining margins are volatile, and we have experienced fluctuations in our refining margins. There can be no assurance that our refining margins will not deteriorate. If our refining margins deteriorate, it will adversely affect the amount of cash we have available for funding operations and for payments of our debt obligations.

We have identified material weaknesses in our internal control over financial reporting which, if not remediated, could result in material misstatements in our financial statements.

As of June 30, 2019, we have identified material weaknesses in internal control over financial reporting that pertain to (1) the ineffective design and implementation of effective controls with respect to the implementation of our ERP system consistent with our financial reporting requirements and (2) untimely and insufficient operation of controls in the financial statement close process, specifically lack of timely account reconciliation, analysis and review related to all financial statement accounts. A material weakness is a deficiency, or combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim consolidated financial statements will not be prevented or detected on a timely basis.

Although we have developed and are implementing a plan to remediate these material weaknesses and believe, based on our evaluation to date, that these material weaknesses will be remediated in a timely fashion, we cannot assure you that this will occur within a specific timeframe. These material weaknesses will not be remediated until all necessary internal controls have been implemented, tested and determined to be operating effectively. In addition, we may need to take additional measures to address the material weaknesses or modify the planned remediation steps, and we cannot be certain that the measures we have taken, and expect to take, to improve our internal controls will be sufficient to address the issues identified, to ensure that our internal controls are effective or to ensure that the identified material weaknesses will not result in a material misstatement of our consolidated financial statements. Moreover, we cannot assure you that we will not identify additional material weaknesses in our internal control over financial reporting in the future.

If we are unable to remediate the material weaknesses, our ability to record, process and report financial information accurately, and to prepare financial statements within the time periods specified by the rules and forms of the SEC, could be adversely affected. This failure could negatively affect the market price and trading liquidity of our common units, cause investors to lose confidence in our reported financial information, subject us to civil and criminal investigations and penalties and generally materially and adversely impact our business and financial condition.

We are involved in an ongoing SEC investigation, which has required significant legal and other expense and management time and attention, and could result in a government enforcement action that could have a material adverse impact on our revenues, operating results and cash flows.

On May 4, 2018, the SEC requested that we and certain of our executives voluntarily produce certain communications and documents prepared or maintained from January 2017 to May 2018 and generally related to the our finance and accounting staff, financial reporting, public disclosures, accounting policies, disclosure controls and procedures and internal controls. Beginning on July 11, 2018, the SEC issued several subpoenas formally requesting the same documents previously subject to the voluntary production requests by the SEC as well as additional, related documents and information. The SEC has also interviewed and taken testimony from our current and former employees and other individuals and may elect to conduct further interviews in the future.

We have cooperated with the SEC in its investigation and believe that the investigation is substantially completed. However, final resolution is subject to documentation of a definitive settlement and final approval by the SEC. Although we currently expect the investigation will conclude in the fourth quarter of 2019 and do not expect the resolution, including any fines or penalties, would have a material adverse effect of our financial condition or results of operations, there can be no assurance on the timing or outcome of the final resolution.

Our hedging activities may not be effective in reducing the volatility of our cash flows and may reduce our earnings, profitability and cash flows.

We are exposed to fluctuations in the price of crude oil, fuel products, natural gas and interest rates. From time to time, we utilize derivative financial instruments related to the future price of crude oil, natural gas, fuel products and their relationship with each other with the intent of reducing volatility in our cash flows due to fluctuations in commodity prices and spreads. Historically, we have utilized derivative instruments related to interest rates for future periods with the intent of reducing volatility in our cash flows due to fluctuations in interest rates. We are not able to enter into derivative financial instruments to reduce the volatility of the prices of the specialty products we sell as there is no established derivative market for such products.

The extent of our commodity price exposure is related largely to the effectiveness and scope of our hedging activities. The derivative instruments we utilize are based on posted market prices, which may differ significantly from the actual crude oil prices, natural gas prices or fuel products prices that we incur or realize in our operations. For example, excluding our crude oil basis swaps, all of the crude oil derivatives in our hedge portfolio are based on the market price of New York Mercantile Exchange (“NYMEX”) West Texas Intermediate (“WTI”) and the fuel products derivatives are all based on U.S. Gulf Coast market prices. In recent periods, the spread between NYMEX WTI and other crude oil indices (specifically Light Louisiana Sweet, Western Canadian Select and Brent, on which a portion of our crude oil purchases are priced) has changed period to period, which has reduced the effectiveness of certain crude oil hedges. Accordingly, our commodity price risk management policy may not protect us from significant and sustained increases in crude oil or natural gas prices or decreases in fuel products prices. Conversely, our policy may limit our ability to realize cash flows from crude oil and natural gas price decreases.

We have a policy to enter into derivative transactions related to only a portion of the volume of our expected purchase and sales requirements and, as a result, we will continue to have direct commodity price exposure to the unhedged portion of our expected purchase and sales requirements. Thus, we could be exposed to significant crude oil cost increases on a portion of our purchases. Please read Part II, Item 7A “Quantitative and Qualitative Disclosures About Market Risk” in our 2018 Annual Report.

Our actual future purchase and sales requirements may be significantly higher or lower than we estimate at the time we enter into derivative transactions for such period. If the actual amount is higher than we estimate, we will have greater commodity price exposure than we intended. If the actual amount is lower than the amount that is subject to our derivative financial instruments, we might be forced to satisfy all or a portion of our derivative transactions without the benefit of the cash flow from our sale or purchase of the underlying physical commodity, which may result in a substantial diminution of our liquidity. As a result, our hedging activities may not be as effective as we intend in reducing the volatility of our cash flows. In addition, our hedging activities are subject to the risks that a counterparty may not perform its obligations under the applicable derivative instrument, the terms of the derivative instruments are imperfect, and our hedging policies and procedures are not properly followed. It is possible that the steps we take to monitor our derivative financial instruments may not detect and prevent violations of our risk management policies and procedures, particularly if deception or other intentional misconduct is involved.

Decreases in the price of crude oil or the value of certain of our refinery assets that contribute to our borrowing base may lead to a reduction in the borrowing base under our revolving credit facility and our ability to issue letters of credit or the requirement that we post substantial amounts of cash collateral for derivative instruments, which could adversely affect our liquidity, financial condition and our ability to make payments on our debt obligations.

We rely on borrowings and letters of credit under our revolving credit agreement to purchase crude oil or other feedstocks for our facilities, lease certain precious metals for use in our refinery operations and enter into derivative instruments of crude oil and natural gas purchases and fuel products sales. From time to time, we also rely on our ability to issue letters of credit to enter into certain hedging arrangements in an effort to reduce our exposure to adverse fluctuations in the prices of crude oil, natural gas and crack spreads. The borrowing base under our revolving credit facility is determined weekly or monthly depending upon availability levels or the existence of a default or event of default. Reductions in the value of our inventories as a result of lower crude oil prices could result in a reduction in our borrowing base, which would reduce the amount of financial resources available to meet our capital requirements. Our borrowing base also may be subject to decreases due to the sale of inventories and accounts as part of a divestiture. Furthermore, a decrease in the value of certain of our refinery assets that contribute to our borrowing base could substantially reduce our borrowing base. If, under certain circumstances, our available capacity under our revolving credit facility falls below certain threshold amounts, or a default or event of default exists, then our cash balances in a dominion account established with the administrative agent will be applied on a daily basis to our outstanding obligations under our revolving credit facility. In addition, decreases in the price of crude oil or increases in crack spreads may require us to post substantial amounts of cash collateral to our hedging counterparties in order to maintain our derivative instruments. If, due to our financial condition or other reasons, the borrowing base under our revolving credit facility decreases, we are limited in our ability to issue letters of credit or we are required to post substantial amounts of cash collateral to our hedging counterparties, our liquidity, financial condition and our ability to make payments on our debt obligations could be materially and adversely affected. Please read “Description of Other Indebtedness.”

We must make substantial capital expenditures on our refineries and other facilities to maintain their reliability and efficiency. If we are unable to complete capital projects at their expected costs and/or in a timely manner, or if the market conditions assumed in our project economics deteriorate, our financial condition, results of operations or cash flows, and our ability to make payments on our debt obligations, could be adversely affected.

Delays or cost increases related to the engineering, procurement and construction of new facilities, or improvements and repairs to our existing facilities and equipment, could have a material adverse effect on our business, financial condition, results of operations or our ability to make payments on our debt obligations. Such delays or cost increases may arise as a result of unpredictable factors in the marketplace, many of which are beyond our control, including:

●	denial or delay in obtaining regulatory approvals and/or permits;

●	unplanned increases in the cost of equipment, materials or labor;

●	disruptions in transportation of equipment and materials;

●	severe adverse weather conditions, natural disasters or other events (such as equipment malfunctions, explosions, fires or spills) affecting our facilities, or those of our vendors and suppliers;

●	shortages of sufficiently skilled labor, or labor disagreements resulting in unplanned work stoppages;

●	market-related increases in a project’s debt or equity financing costs; and

●	nonperformance or declarations of force majeure by, or disputes with, our vendors, suppliers, contractors or sub-contractors.

Our refineries have been in operation for many years. Equipment, even if properly maintained, may require significant capital expenditures and expenses to keep it operating at optimum efficiency.

Any one or more of these occurrences noted above could have a significant impact on our business. If we were unable to make up the delays or to recover the related costs, or if market conditions change, it could materially and adversely affect our financial position, results of operations or cash flows and, as a result, our ability to make payments on our debt obligations.

We depend on certain key crude oil and other feedstock suppliers for a significant portion of our supply of crude oil and other feedstocks, and the loss of any of these key suppliers or a material decrease in the supply of crude oil and other feedstocks generally available to our facilities could materially reduce our ability to make payments on our debt obligations.

We purchase crude oil and other feedstocks from major oil companies as well as from various crude oil gatherers and marketers primarily in Texas, north Louisiana and Canada. In 2018, subsidiaries of Plains All American Pipeline, L.P. (“Plains”) supplied us with approximately 53.3% of our total crude oil supplies under term contracts and month-to-month evergreen crude oil supply contracts. In 2018, BP Products North America Inc. (“BP”) supplied us with approximately 5.5% of our total crude oil supplies under a purchase agreement with BP (the “BP Purchase Agreement”). Each of our facilities is dependent on one or more of these suppliers and the loss of any of these suppliers would adversely affect our financial results to the extent we were unable to find another supplier of this substantial amount of crude oil on acceptable terms. We maintain short-term and long-term contracts with our suppliers. For example, the majority of our contracts with Plains are currently month-to-month and terminable upon 90 days’ notice, and our contract with BP was amended and restated in December 2016 for a term ending March 2020 and will automatically renew for successive one-year terms unless terminated by either party upon 90 days’ notice.

We purchase all of our crude oil supply directly from third-party suppliers, generally under month-to-month evergreen supply contracts and on the spot market. Evergreen contracts are generally terminable upon 30 days’ notice and purchases on the spot market may expose us to changes in commodity prices. For additional discussion regarding our crude oil and feedstock supply, please read Items 1 and 2 “Business and Properties — Our Crude Oil and Feedstock Supply” in our 2018 Annual Report.

To the extent that our suppliers reduce the volumes of crude oil and other feedstocks that they supply us as a result of our existing credit ratings or perception of our creditworthiness or declining production or competition or otherwise, our sales, net income and cash available for payments of our debt obligations would decline unless we were able to acquire comparable supplies of crude oil and other feedstocks on comparable terms from other suppliers. Finding comparable suppliers may not be possible in areas where the supplier that reduces its volumes is the primary supplier in the area. Fluctuations in crude oil prices can greatly affect production rates and investments by third parties in the development of new oil reserves. Drilling activity generally decreases as crude oil prices decrease. We have no control over the level of drilling activity in the fields that supply our refineries, the amount of reserves underlying the wells in these fields, the rate at which production from a well will decline or the production decisions of producers. A material decrease in either the crude oil production from or the drilling activity in the fields that supply our refineries, as a result of depressed commodity prices, natural gas production declines, governmental moratoriums on drilling or production activities, the availability and the cost of capital or otherwise, could result in a decline in the volume of crude oil we refine.

We may not be able to obtain funding on acceptable terms or at all because of volatility and uncertainty in the credit and capital markets. This may hinder or prevent us from meeting our future capital needs.

The domestic and global financial markets and economic conditions are disrupted and volatile from time to time due to a variety of factors, including low consumer confidence, high unemployment, geoeconomic and geopolitical issues, weak economic conditions and uncertainty in the financial services sector. In addition, the fixed-income markets have experienced periods of extreme volatility, which negatively impacted market liquidity conditions. In recent years, the equity and debt markets for many energy industry companies have been adversely affected by low oil prices. As a result, the cost of raising money in the debt and equity capital markets has increased substantially at times while the availability of funds from these markets diminished significantly. In particular, as a result of concerns about the stability of financial markets generally and the solvency of lending counterparties specifically, the cost of obtaining money from the credit markets may increase as many lenders and institutional investors increase interest rates, enact tighter lending standards, refuse to refinance existing debt on similar terms or at all and reduce, or in some cases cease to provide, funding to borrowers. In addition, lending counterparties under any existing revolving credit facility and other debt instruments may be unwilling or unable to meet their funding obligations, or we may experience a decrease in our capacity to issue debt or obtain commercial credit or a deterioration in our credit profile, including a rating agency lowering or withdrawing of our credit ratings if, in its judgment, the circumstances warrant. Due to these factors, we cannot be certain that new debt or equity financing will be available on acceptable terms. If funding is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be required to sell assets. Moreover, without adequate funding, we may be unable to execute our growth strategy, complete future acquisitions or construction projects, take advantage of other business opportunities or respond to competitive pressures, comply with regulatory requirements, or meet our short-term or long-term working capital requirements, any of which could have a material adverse effect on our revenues and results of operations and could materially reduce our ability to make payments on our debt obligations. Failure to comply with regulatory requirements in a timely manner or meet our short-term or long-term working capital requirements could subject us to regulatory action.

From time to time, we may seek to divest portions of our business, including those that are no longer core to our strategy, which could materially affect our results of operations and result in disruption to other parts of the business.

As demonstrated in 2016 with the disposition of our 50% equity interest in Dakota Prairie, in 2017 with the dispositions of the Superior Refinery and Anchor and 2018 with the disposition of our 23.8% equity interest in PACNIL, we continually evaluate other opportunities to dispose of portions of our current business or assets, based on a variety of factors and strategic considerations, consistent with our strategy of preserving liquidity and streamlining our business to better focus on the advancement of our core business. These dispositions, together with any other future dispositions we make, may involve risks and uncertainties, including disruption to other parts of our business, potential loss of employees, customers or revenue, exposure to unanticipated liabilities or result in ongoing obligations and liabilities to us following any such divestiture. For example, in connection with a disposition, we may enter into transition services agreements or other strategic relationships, which may result in additional expense. In addition, in connection with a disposition, we may be required to make representations about the business and financial affairs of the business or assets. We may also be required to indemnify the purchasers to the extent that our representations turn out to be inaccurate or with respect to certain potential liabilities. These indemnification obligations may require us to pay money to the purchasers as satisfaction of their indemnity claims. It may also take us longer than expected to fully realize the anticipated benefits of these transactions, and those benefits may ultimately be smaller than anticipated or may not be realized at all, which could adversely affect our business and operating results. Further, such divestitures may result in proceeds to us in an amount less than we expect or less than our assessment of the value of those assets. Any of the foregoing could adversely affect our financial condition and results of operations, and could materially reduce our ability to make payments on our debt obligations.

We depend on certain third-party pipelines for transportation of crude oil and refined fuel products, and if these pipelines become unavailable to us, our revenues and cash available for payment of our debt obligations could decline.

Our Shreveport refinery is interconnected to a pipeline that supplies a portion of its crude oil and a pipeline that ships a portion of its refined fuel products to customers, such as pipelines operated by subsidiaries of Enterprise Products Partners L.P. and Plains. Our Great Falls refinery receives crude oil through the Front Range pipeline system via the Bow River Pipeline in Canada. Our San Antonio refinery receives crude oil through the Karnes North Pipeline System in Texas. Since we do not own or operate any of these pipelines, their continuing operation is not within our control. In addition, any of these third-party pipelines could become unavailable to transport crude oil or our refined fuel products because of acts of God, accidents, earthquakes or hurricanes, government regulation, terrorism or other third-party events. The unavailability of any of these third-party pipelines for the transportation of crude oil or our refined fuel products, because of acts of God, accidents, earthquakes or hurricanes, government regulation, terrorism or other third-party events, could lead to disputes or litigation with certain of our suppliers or a decline in our sales, net income and cash available for payments of our debt obligations.

The price volatility of fuel and utility services may result in decreases in our earnings, profitability and cash flows.

The volatility in costs of fuel, principally natural gas, and other utility services, principally electricity, used by our refinery and other operations affect our net income and cash flows. Fuel and utility prices are affected by factors outside of our control, such as supply and demand for fuel and utility services in both local and regional markets. Natural gas prices have historically been volatile.

For example, daily prices for natural gas as reported on the NYMEX ranged between $4.84 and $2.55 per million British thermal unit (“MMBtu”) in 2018, and between $3.42 and $2.56 per MMBtu in 2017. Typically, electricity prices fluctuate with natural gas prices. Future increases in fuel and utility prices may have a material adverse effect on our results of operations. Fuel and utility costs constituted approximately 14.7% and 14.6% of our total operating expenses included in cost of sales for the years ended December 31, 2018 and 2017, respectively. If our natural gas costs rise, they will adversely affect the amount of cash available for payments of our debt obligations.

Our refineries, blending and packaging sites, terminals and related facility operations face operating hazards, and the potential limits on insurance coverage could expose us to potentially significant liability costs.

Our refineries, blending and packaging sites, terminals and related facility operations are subject to certain operating hazards, and our cash flow from those operations could decline if any of our facilities experience a major accident, pipeline rupture or spill, explosion or fire, is damaged by severe weather or other natural disaster, or otherwise is forced to curtail its operations or shut down. These operating hazards could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage and may result in significant curtailment or suspension of our related operations.

Although we maintain insurance policies, including personal and property damage and business interruption insurance for each of our facilities, we cannot ensure that this insurance will be adequate to protect us from all material expenses related to potential future claims for personal and property damage or significant interruption of operations. Our business interruption insurance will not apply unless a business interruption exceeds 60 days. Furthermore, we may be unable to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of market conditions, premiums and deductibles for certain of our insurance policies have increased and could escalate further. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. In addition, we are not fully insured against all risks incident to our business because certain risks are not fully insurable, coverage is unavailable, or premium costs, in our judgment, do not justify such expenditures. For example, we are not insured for all environmental liabilities, including, but not limited to, product spills and other releases at all of our facilities. If we were to incur a significant liability for which we were not fully insured, it could affect our financial condition and diminish our ability to make payments on our debt obligations.

We may incur significant environmental costs and liabilities in the operation of our refineries, terminals and related facilities.

The operation of our refineries, blending and packaging sites, terminals, and related facilities subject us to the risk of incurring significant environmental costs and liabilities due to our handling of petroleum hydrocarbons and wastes, because of air emissions and water discharges related to our operations and activities, and as a result of historical operations and waste disposal practices at our facilities or in connection with our activities, some of which may have been conducted by prior owners or operators. We currently own or operate properties that for many years have been used for industrial or oilfield activities, including refining and blending operations or terminal storage operations, sometimes by third parties over whom we had or continue to have no control with respect to their operations or waste disposal activities. From time to time, there have been releases of petroleum hydrocarbons or wastes at properties owned or operated by us. For example, we are investigating and remediating pursuant to government order soil and groundwater contamination at our Great Falls refinery arising from a predecessor operators’ handling of petroleum hydrocarbons and wastes. While we believe our costs in pursuing these investigatory and remedial activities are subject to reimbursement under a contractual indemnification right we received from the predecessor operator in the share purchase agreement transferring ownership of this refinery, this predecessor operator disputed responsibility for reimbursement of certain of these remedial costs being incurred at our Great Falls refinery, which dispute resulted in the filing of a suit by us against the predecessor operator and the matter being referred to arbitration. An arbitration panel conducted two hearings on the matter and issued its final confidential ruling on August 15, 2019. Among other things, the panel denied our demands for reimbursement for costs incurred and left open our ability to make future claims. Additionally, we face potential joint and several, strict liability if there have been releases of petroleum hydrocarbons and wastes on, under or from our properties and facilities. Neither the owners of our general partner nor their affiliates have indemnified us for any environmental liabilities, including those arising from non-compliance or pollution that may be discovered at, or arise from operations on, the assets they contributed to us in connection with the closing of our initial public offering. Private parties, including the owners of properties adjacent to our operations and facilities where our petroleum hydrocarbons or wastes are taken for reclamation or disposal, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. We may not be able to recover some or any of these costs from insurance or other sources of indemnity. To the extent that the costs associated with meeting any or all of these requirements are significant and not adequately secured or indemnified for, there could be a material adverse effect on our business, financial condition, and results of operations.

We are subject to compliance with stringent environmental and occupational health and safety laws and regulations that may expose us to significant costs and liabilities.

Our refining, blending and packaging site, terminal and related facility operations are subject to stringent federal, regional, state and local laws and regulations governing worker health and safety, the discharge of materials into the environment and environmental protection. These laws and regulations impose legal standards and numerous obligations that are applicable to our operations, including the obligation to obtain permits to conduct regulated activities, the incurrence of significant capital expenditures for air pollution control equipment to otherwise limit or prevent releases of pollutants from our refineries, blending and packaging sites, terminals, and related facilities, the expenditure of significant monies in the application of specific health and safety criteria addressing worker protection, the requirement to maintain information about hazardous materials used or produced in our operations and to provide this information to employees, state and local government authorities, and local residents and the incurrence of significant costs and liabilities for pollution resulting from our operations or from those of prior owners or operators of our facilities. Numerous federal governmental authorities, such as the EPA and OSHA as well as state agencies, such as the Louisiana Department of Environmental Quality (“LDEQ”), the Texas Commission on Environmental Quality and the MDEQ, have the power to enforce compliance with these laws and regulations and the permits issued under them, often requiring difficult and costly actions. Failure to comply with these laws and regulations as well as any issued permits and orders may result in the assessment of administrative, civil, and criminal sanctions, including monetary penalties, the imposition of remedial obligations or corrective actions or the incurrence of capital expenditures, the occurrence of delays or cancellations in the permitting, development or expansion of projects, and the issuance of injunctions limiting or preventing some or all of our operations.

On occasion, we receive notices of violation, other enforcement proceedings and regulatory inquiries from governmental agencies alleging non-compliance with applicable environmental and occupational health and safety laws and regulations. For example, we have pending proceedings with the LDEQ involving a series of alleged unauthorized emissions of pollutants from equipment at the Shreveport refinery, as described in a draft “Consolidated Compliance Order and Notice of Potential Penalty” issued in April 2013, for which a penalty of more than $0.1 million may result.

New worker safety and environmental laws and regulations, new interpretations of existing laws and regulations, increased governmental enforcement or other developments could require us to make additional unforeseen expenditures. Many of these laws and regulations are becoming increasingly stringent, and the cost of compliance with these requirements can be expected to increase. For example, in 2014, the EPA published its final Tier 3 fuel standards that require, among other things, a lower allowable sulfur level in gasoline to no more than 10 ppm by January 1, 2017. In another example, in 2015, the EPA issued a final rule under the CAA lowering the NAAQS for ground-level ozone to 70 parts per billion under both the primary and secondary standards. In 2017 and 2018, the EPA issued area designations with respect to ground-level ozone as either “attainment/unclassifiable,” “unclassifiable” or “non-attainment.” Additionally, in November 2018, the EPA issued final requirements that apply to state, local and tribal air agencies for implementing the 2015 NAAQS for ground-level ozone. States are expected to implement more stringent requirements as a result of this new final rule, which could apply to our and our customers’ operations. One or more of these regulatory initiatives or any new environmental laws or regulations could impact us by requiring installation of new emission controls on some of our equipment, resulting in longer permitting timelines, and significantly increasing our capital expenditures and operating costs, which could adversely impact our business, cash flows and results of operation. Please read Items 1 and 2 “Business and Properties — Environmental and Occupational Health and Safety Matters” in our 2018 Annual Report for additional information.

Renewable transportation fuels mandates may reduce demand for the petroleum fuels we produce, which could have a material adverse effect on our results of operations and financial condition and our ability to make payments on our debt obligations.

The EPA has issued RFS mandates, requiring refiners such as us to blend renewable fuels into the petroleum fuels they produce and sell in the United States. We, and other refiners subject to RFS, may meet the RFS requirements by blending the necessary volumes of renewable transportation fuels produced by us or purchased from third parties. To the extent that refiners will not or cannot blend renewable fuels into the products they produce in the quantities required to satisfy their obligations under the RFS program, those refiners must purchase renewable credits, referred to as RINs, to maintain compliance. To the extent that we exceed the minimum volumetric requirements for blending of renewable transportation fuels, we generate our own RINs for which we have the option of retaining the RINs for current or future RFS compliance or selling those RINs on the open market.

Under RFS, the volume of renewable fuels that obligated parties are required to blend into their finished petroleum fuels increases annually over time until 2022. Each year until 2022, the EPA sets mandates for the production of cellulosic biofuel, biomass-based diesel, advanced biofuel, and total renewable fuel volume that applies to all gasoline and diesel produced or imported during the applicable year. In December 2018, the EPA published final volume mandates for RFS program years 2019 (relating to conventional renewable fuel volumes such as corn ethanol) and 2020 (relating to biomass-based diesel). The EPA’s December 2018 final volume mandates maintain the conventional (i.e., corn ethanol) renewable fuel volume at 15 billion gallons, the statutory level, which remains the same as the level for 2018. The EPA increased the advanced biofuels volume from the 2018 RFS mandate, from 4.29 billion gallons to 4.92 billion gallons. The final 2019 cellulosic biofuel volume is set at 418 million gallons, which represents an increase from the 2018 level of 288 million gallons. The EPA also set a separate biodiesel volume for 2020 at 2.43 billion gallons, an increase from the 2.1 billion gallon volume previously finalized for 2019. More recently, on July 29, 2019, the EPA published proposed volume mandates for 2020 (conventional renewable fuel) and 2021 (biomass-based diesel). For program year 2020, the EPA proposes to retain the conventional renewable fuel volume at 15 billion gallons (the statutory level) and slightly increase cellulosic biofuel volume and advance biofuel volume to 0.54 and 5.04 billion gallons, respectively. The EPA also proposed retaining biodiesel volume for program year 2021 at 2.43 billion gallons. The EPA is expected to finalize these proposed volumes by November 30, 2019.

Our Shreveport, Great Falls and San Antonio refineries are normally subject to compliance with the RFS mandates. However, the EPA granted our fuel products refineries a “small refinery exemption” under the RFS in the past years including, most recently, in the 2018 calendar year, as provided under the CAA. Under these exemptions granted by the EPA, such exempt refineries were not subject to the requirements of RFS as an “obligated party” for fuels produced at these “small” refineries for those calendar years. While we received a small refinery exemption for certain of our refineries in past years, there is no assurance that such an exemption will be obtained for any of our refineries in future years, which would result in the need for more RINs for the applicable calendar year. Our gross 2018 annual RINs Obligation, which includes RINs that were required to be secured through either our own blending or through the purchase of RINs in the open market, was approximately 79 million RINs for the 2018 calendar year.

The EPA’s implementation of the RFS program has been subject to numerous court challenges. For example, in 2017 the D.C. Circuit vacated the EPA’s 2016 total renewable fuel volume requirement and remanded the 2015 final rule to EPA for reconsideration. Additionally, in August and September 2019, the D.C. Circuit rejected challenges against the 2017 and 2018 final volumes, although the court remanded the final rule for the 2018 final volumes to the EPA so that the agency could consider whether the agency violated the Endangered Species Act by not determining whether the rule could affect endangers species or critical habitat. In another lawsuit resolved in August 2019, the D.C. Circuit rejected attempts by refiners to move the point of compliance for the RFS program from refiners to importers and blenders of fuels but left open the possibility to future lawsuits on this issue should the EPA not consider annually whether the established point of obligation remains appropriate. An additional lawsuit by ethanol blenders remains pending regarding the need for greater transparency into the EPA’s granting of RFS program waivers to refineries designated as small refiners. We cannot predict the outcome of any unresolved matters or whether they may result in increased RFS program compliance costs. Moreover, the price of RINs remains subject to extreme volatility, with the potential for significant increases in price. There also continues to be a shortage of advanced biofuel production resulting in increased difficulties meeting RFS program mandates. It is possible we could find ourselves unable to blend sufficient quantities of ethanol and biodiesel to meet our requirements and would, therefore, have to purchase an increasing number of RINs. It is not possible at this time to predict with certainty what those volumes or costs may be, but given the potential increase in volumes and the volatile price of RINs, increases in renewable volume requirements could have an adverse impact on our results of operations.

Existing laws, regulations or regulatory initiatives could change and, notwithstanding that the EPA’s volume mandates for 2018 and 2019 may be relatively lower than the statutory mandates, such volume mandates could be increased in the future. Because we do not produce renewable transportation fuels at all of our refineries, increasing the volume of renewable fuels that must be blended into our products causes an increase in volume of our Shreveport, Great Falls and San Antonio refineries’ fuel products pool, potentially resulting in lower earnings and materially adversely affecting our ability to make payments on our debt obligations. The inability to receive an exemption under the RFS program for one or more of our refineries, any increase in the final minimum volumes of renewable fuels that must be blended with refined petroleum fuels, and/or any increase in the cost to acquire RINs may, individually or in the aggregate, have the potential to result in significant costs in connection with RIN compliance, which costs could be material. Finally, there is no current regulatory standard that authenticates RINs that may be purchased on the open market from third parties and, while we believe that the RINs we purchase are from reputable sources, are valid and serve to demonstrate compliance with applicable RFS requirements, if any such RINs purchased by us on the open market are subsequently found to be invalid, then we may incur significant costs, penalties or other liabilities in connection with replacing such invalid RINs.

Our arrangement with Macquarie exposes us to Macquarie-related credit and performance risk.

In March 2017, we entered into several agreements with Macquarie Energy North America Trading Inc. (“Macquarie”) to support the operations of the Great Falls refinery (the “Great Falls Supply and Offtake Agreements”). In June 2017, we entered into several agreements with Macquarie to support the operations of the Shreveport refinery (the “Shreveport Supply and Offtake Agreements,” and together with the Great Falls Supply and Offtake Agreements, the “Supply and Offtake Agreements”). In May 2019, we amended the Supply and Offtake Agreements to, among other things, extend the expiration dates of such agreements to June 30, 2023. Pursuant to the Supply and Offtake Agreements, Macquarie will intermediate crude oil supplies and refined product inventories at our Great Falls and Shreveport refineries. Macquarie will own all of the crude oil in our tanks and substantially all of our refined product inventories prior to our sale of the inventories. Upon termination of the Supply and Offtake Agreements, which may be terminated early by Macquarie with nine months’ notice any time prior to June 2022, we are obligated in certain scenarios to repurchase all crude oil and refined product inventories then owned by Macquarie and located at the specified storage facilities at then current market prices. Relying on Macquarie’s ability to honor its supply and offtake obligations exposes us to Macquarie’s credit and business risks. An adverse change in Macquarie’s business, results of operations, liquidity or financial condition could adversely affect its ability to perform its obligations, which could consequently have a material adverse effect on our business, results of operations or liquidity and, as a result, our business and operating results. In addition, we may be required to use substantial capital to repurchase crude oil and refined product inventories from Macquarie upon termination of the agreements, which could have a material adverse effect on our business, results of operations or financial condition.

The repurchase obligations under the Supply and Offtake Agreements may be at substantially higher cost than which we sold the inventory.

Downtime for maintenance at our refineries and facilities will reduce our revenues and cash available for payments of our debt obligations.

Our refineries and facilities consist of many processing units, a number of which have been in operation for a long time. One or more of the units may require additional unscheduled downtime for unanticipated maintenance or repairs that are more frequent than our scheduled turnaround for each unit every one to five years. Scheduled and unscheduled maintenance reduce our revenues and increase our operating expenses during the period of time that our processing units are not operating and could reduce our ability to make payments on our debt obligations.

An impairment of our equity method investments, our long-lived assets or goodwill could reduce our earnings or negatively impact our financial condition and results of operations.

We continually monitor our business, the business environment and the performance of our operations to determine if an event has occurred that indicates that an equity method investment, a long-lived asset or goodwill may be impaired. If an event occurs, which is a determination that involves judgment, we may be required to utilize cash flow projections to assess our ability to recover the carrying value based on the ability to generate future cash flows. During the year ended December 31, 2018, we did not recognize any goodwill impairment charges. During the years ended December 31, 2017 and 2016, we recognized goodwill impairment charges of $0.7 million and $34.8 million, respectively. In 2017, we recorded impairment of long-lived assets primarily at our San Antonio refinery and Missouri facility totaling $206.6 million. No such impairments were recorded in 2018. Our equity method investments, long-lived assets and goodwill impairment analyses are sensitive to changes in key assumptions used in our analysis, such as expected future cash flows, the degree of volatility in equity and debt markets and our unit price. If the assumptions used in our analysis are not realized, it is possible a material impairment charge may need to be recorded in the future. We cannot accurately predict the amount and timing of any impairment of long-lived assets or goodwill. Further, as we continue to develop our strategy regarding certain of our non-core assets, we will need to continue to evaluate the carrying value of those assets. Any additional impairment charges that we may take in the future could be material to our results of operations and financial condition.

Our asset reconfiguration and enhancement initiatives may not result in revenue or cash flow increases, may be subject to significant cost overruns and are subject to regulatory, environmental, political, legal and economic risks, which could adversely affect our business, operating results, cash flows and financial condition.

Historically we have grown our business in part through the reconfiguration and enhancement of our existing refinery assets. For example, in February 2016 we completed an expansion project that increased production capacity at our Great Falls refinery by 15,000 bpd to 25,000 bpd. These expansion projects and the construction of other additions or modifications to our existing refineries have involved and will continue to involve numerous regulatory, environmental, political, legal, labor and economic uncertainties beyond our control, which could cause delays in construction or require the expenditure of significant amounts of capital, and which we may finance with additional indebtedness or by issuing additional equity securities. Our forecasted internal rates of return on such projects are also based on our projections of future market fundamentals, which are not within our control, including changes in general economic conditions, available alternative supply and customer demand. For example, the Shreveport refinery expansion project completed in 2008 was significantly over budget due primarily to increased construction labor costs. Future reconfiguration and enhancement projects may not be completed at the budgeted cost, on schedule, or at all due to the risks described above which could significantly affect our cash flows and financial condition.

We face substantial competition from other refining companies.

The refining industry is highly competitive. Our competitors include large, integrated, major or independent oil companies that, because of their more diverse operations, larger refineries or stronger capitalization, may be better positioned than we are to withstand volatile industry conditions, including shortages or excesses of crude oil or refined products or intense price competition at the wholesale level. If we are unable to compete effectively, we may lose existing customers or fail to acquire new customers. For example, if a competitor attempts to increase market share by reducing prices, our operating results and cash available for making payments on our debt obligations could be reduced.

A decrease in the demand for our specialty products could adversely affect our ability to make payments on our debt obligations.

Changes in our customers’ products or processes may enable our customers to reduce consumption of the specialty products that we produce or make our specialty products unnecessary. Should a customer decide to use a different product due to price, performance or other considerations, we may not be able to supply a product that meets the customer’s new requirements. In addition, the demand for our customers’ end products could decrease, which could reduce their demand for our specialty products. Our specialty products customers are primarily in the industrial goods, consumer goods and automotive goods industries and we are therefore susceptible to overall economic conditions, which may change demand patterns and products in those industries. Consequently, it is important that we develop and manufacture new products to replace the sales of products that mature and decline in use. If we are unable to manage successfully the maturation of our existing specialty products and the introduction of new specialty products, our revenues, net income and cash available to make payments on our debt obligations could be reduced.

A decrease in demand for fuel products in the markets we serve could adversely affect our ability to make payments on our debt obligations.

Any sustained decrease in demand for fuel products in the markets we serve could result in a significant reduction in our cash flows, reducing our ability to make payments on our debt obligations. Factors that could lead to a decrease in market demand include, among others:

●	a recession or other adverse economic condition that results in lower spending by consumers on gasoline, diesel and travel;

●	higher fuel taxes or other governmental or regulatory actions that increase, directly or indirectly, the cost of fuel products;

●	an increase in fuel economy or the increased use of alternative fuel sources;

●	an increase in the market price of crude oil that leads to higher refined product prices, which may reduce demand for fuel products;

●	competitor actions; and

●	availability of raw materials.

We depend on unionized labor for the operation of many of our facilities. Any work stoppages or labor disturbances at these facilities could disrupt our business.

Substantially all of our operating personnel at our Shreveport, Great Falls, Princeton, Cotton Valley, Karns City, Dickinson and Missouri facilities are employed under collective bargaining agreements. If we are unable to renegotiate these agreements as they expire, any work stoppages or other labor disturbances at these facilities could have an adverse effect on our business and impact our ability to make payments on our debt obligations. In addition, employees who are not currently represented by labor unions may seek union representation in the future, and any renegotiation of current collective bargaining agreements may result in terms that are less favorable to us.

Because of the volatility of crude oil and refined products prices, our method of valuing our inventory may result in decreases in net income.

The nature of our business requires us to maintain substantial quantities of crude oil and refined product inventories. Because crude oil and refined products are essentially commodities, we have no control over the changing market value of these inventories. Because our inventory is valued at the lower of cost or market (“LCM”) value, if the market value of our inventory were to decline to an amount less than our cost, we would record a write-down of inventory and a non-cash charge to cost of sales. In a period of decreasing crude oil or refined product prices, our inventory valuation methodology may result in decreases in net income. For example, due to the decrease in crude oil prices in the fourth quarter of 2018, we recorded an unfavorable LCM inventory adjustment of $30.6 million.

Inadequate liquidity could materially and adversely affect our business operations in the future.

If our cash flow and capital resources are insufficient to fund our obligations, we may be forced to reduce our capital expenditures, seek additional equity or debt capital or restructure our indebtedness. We cannot assure you that any of these remedies could, if necessary, be transacted on commercially reasonable terms, or at all. Our liquidity is constrained by our need to satisfy our obligations under our credit agreements and our Supply and Offtake Agreements. The availability of capital when the need arises will depend upon a number of factors, some of which are beyond our control. These factors include general economic and financial market conditions, the crack spread, natural gas and crude oil prices, our credit ratings, interest rates, market perceptions of us or the industries in which we operate, our market value and our operating performance. We may be unable to execute our long-term operating strategy if we cannot obtain capital from these or other sources when the need arises.

The operating results for our fuel products segment, including the asphalt we produce and sell, are seasonal and generally lower in the first and fourth quarters of the year.

The operating results for our fuel products segment, including the selling prices of asphalt products we produce, can be seasonal. Asphalt demand is generally lower in the first and fourth quarters of the year as compared to the second and third quarters due to the seasonality of road construction. Demand for gasoline is generally higher during the summer months than during the winter months due to seasonal increases in highway traffic. In addition, our natural gas costs can be higher during the winter months. Our operating results for the first and fourth calendar quarters may be lower than those for the second and third calendar quarters of each year as a result of this seasonality.

Our Supply and Offtake Agreements with Macquarie include provisions for early termination and could represent a refinancing risk.

When we executed the Supply and Offtake Agreements, the inventories associated with such agreements were taken out of our revolving credit facility borrowing base. As such, these inventories are not part of our revolving credit facility. Should Macquarie choose to exercise its option to terminate the Supply and Offtake Agreements by giving nine months’ notice any time prior to June 2022 of such termination, we would need to seek alternative sources of financing, including putting the inventory back into our revolving credit facility, to meet our obligation to repurchase the inventory at then current market prices. In addition, the cost of repurchasing the inventory may be at higher prices than we sold the inventory. If the price of crude oil is well above the price at which we sold the inventory, we would have to pay more for the inventory than the price we sold the inventory for. If this is the case at the time of termination and we are unable to include the inventory in our borrowing base, we could suffer significant reductions in liquidity when Macquarie terminates the Supply and Offtake Agreements and we have to repurchase the inventories.

Due to our lack of asset and geographic diversification, adverse developments in our operating areas would impact our ability to make payments on our debt obligations.

We rely primarily on sales generated from products processed at the facilities we own. Furthermore, the majority of our assets and operations are located in Louisiana, Montana and Texas. Due to our lack of diversification in asset type and location, an adverse development in these businesses or areas, including adverse developments due to catastrophic events or weather, decreased supply of crude oil and feedstocks and/or decreased demand for refined petroleum products, would have a significantly greater impact on our financial condition and results of operations than if we maintained more diverse assets in more diverse locations, which in turn could impact our ability to make payments on our debt obligations.

Climate change legislation or regulations restricting emissions of greenhouse gases could result in increased operating costs and a decreased demand for our refined products.

Climate change continues to attract considerable public, governmental and scientific attention. As a result, numerous proposals have been made and are likely to continue to be made at the international, national, regional and state levels of government to monitor and limit emissions of greenhouse gases (“GHG”). These efforts have included consideration of cap-and-trade programs, carbon taxes, GHG reporting and tracking programs and regulations that directly limit GHG emissions from certain sources. At the federal level, no comprehensive climate change legislation has been implemented to date but a number of states or grouping of states have already taken legal measures to reduce emissions of GHGs, primarily through the planned development of GHG emission inventories and/or GHG cap-and-trade programs. Additionally, the EPA has determined that GHG emissions present a danger to public health and the environment and has adopted rules under authority of the federal CAA that, among other things, establish Prevention of Significant Deterioration (“PSD”) construction and Title V operating permit reviews for GHG emissions from certain large stationary sources that are also potential major sources of certain principal, or criteria, pollutant emissions, which reviews could require securing PSD permits at covered facilities emitting GHGs and meeting “best available control technology” standards for those GHG emissions. In addition, the EPA has adopted rules requiring the monitoring and annual reporting of GHG emissions from certain petroleum and natural gas system sources in the U.S., including, among others, onshore and offshore production facilities, which include certain of our producing customers’ operations. In 2015, the EPA amended and expanded the GHG reporting requirements to all segments of the oil and natural gas industry.

In 2016, the EPA published Subpart Quad OOOOa standards that require certain new, modified or reconstructed facilities in the oil and natural gas sector to reduce methane gas and volatile organic compound (“VOC”) emissions. These Subpart OOOOa standards build upon previously issued Subpart OOOO standards published by the EPA in 2012 with respect to VOC emissions, by using certain equipment-specific emissions control practices. However, on August 28, 2019, the EPA proposed amendments to the 2016 standards that, among other things, would remove sources in the transmission and storage segment from the oil and natural gas source category and rescind the methane-specific requirements applicable to sources in the production and processing segments of the industry. As an alternative, the EPA also is proposing to rescind the methane-specific requirements that apply to all sources in the oil and natural gas industry, without removing the transmission and storage sources from the current source category. Under either alternative, the EPA plans to retain emissions limits for VOCs. The EPA proposed rulemaking indicates that the controls to reduce VOC emissions also reduce methane at the same time, so separate methane limitations for these segments of the industry are redundant. Whether these proposed standards may become implemented, on what date and exactly what they will require is unknown. Should the 2016 standards remain in effect, or if any other new methane emission standards are imposed on the oil and gas sector, our operations could incur or experience increased costs, delays or curtailment, which costs, delays or curtailment could adversely affect our business.

Internationally, in April 2016, the United States joined other countries in entering into a United Nations-sponsored non-binding agreement negotiated in Paris, France for nations to limit their GHG emissions through individually-determined emission reduction goals every five years beginning in 2020. However, in August 2017, the U.S. State Department informed the United Nations of the United States’ intention to withdraw from this Paris agreement, which provides for a four-year exit process beginning when it took effect in November 2016. The United States’ adherence to the exit process and/or the terms on which the United States may re-enter the Paris Agreement or a separately negotiated agreement are unclear at this time.

The adoption and implementation of any international, federal or state legislation or regulations that require reporting of GHGs or otherwise restrict emissions of GHGs from our equipment and operations could require us to incur costs to reduce emissions of GHG associated with our operations or could adversely affect demand for the refined petroleum products that we produce. Non-governmental activists concerned about the potential effects of climate change have directed their attention at sources of funding for fossil-fuel energy companies, which has resulted in certain financial institutions, funds and other sources of capital restricting or eliminating their investment in oil and natural gas activities. Ultimately, this could make it more difficult to secure funding for exploration and production activities and result in decreased production of oil, which indirectly could have an adverse impact on our operations. Notwithstanding potential risks related to climate change, the International Energy Agency estimates that oil and gas will continue to represent a major share of global energy use through 2040, and other studies by the private sector project continued growth in demand for the next two decades. Additionally, some scientists have concluded that increasing concentrations of GHG in the atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts, and floods and other climate events that could have an adverse effect on our operations and the operations of our customers.

Our business involves the shipping by rail of crude oil, which involves risks of derailment, accidents and liabilities associated with cleanup and damages, as well as regulatory changes that may adversely impact our business, financial condition or results of operations.

Our operations involve the purchasing of crude oil and shipping it by rail on railcars that we lease. Past derailments of trains transporting crude oil in the United States and Canada have caused various regulatory agencies and industry organizations, as well as federal, state and municipal governments, to focus attention on transportation of flammable materials by rail. In May 2015, the Pipeline and Hazardous Materials Safety Administration (“PHMSA”) adopted a final rule that, among other things, imposes a new tank car design standard, a phase out by as early as January 2018 for older DOT-111 tank cars that are not retrofitted, and a classification and testing program for unrefined petroleum based products, including crude oil. The rule also includes new operational requirements such as speed restrictions; however, in September 2018, PHMSA published a final rule that removed requirements for the new braking standard established under it 2015 rule.

In 2016, PHMSA released a final rule mandating a phase-out schedule for all DOT-111 tank cars used to transport Class 3 flammable liquids, including crude oil and ethanol, between 2018 and 2029. Additionally, in 2016, PHMSA proposed a new rule, which has not been finalized, that would expand the applicability of comprehensive oil spill response plans so that any railroad that transports a single train carrying 20 or more loaded tanks of liquid petroleum oil in a continuous block or a single train carrying 35 or more loaded tank cars of liquid petroleum oil throughout the train must have a current, comprehensive written plan. Also in response to a petition from the New York Attorney General, PHMSA issued an advance notice of proposed rulemaking (“ANPR”) in early 2017 stating that it was considering revising the Hazardous Materials Regulations (“HMR”) to establish vapor pressure limits for unrefined petroleum-based products and potentially all Class 3 flammable liquid hazardous materials that would apply during the transportation of the products or materials by any mode. PHMSA has not yet issued a final version of the rule. Similarly, in early 2016, the Federal Railroad Administration modified its accident and incident reports to gather additional data concerning rail cars carrying crude oil in any train involved in a Federal Railroad Agency-reportable accident. In addition to these other actions taken or proposed by federal agencies, a number of states proposed or enacted laws in recent years that encourage safer rail operations or urge the federal government to strengthen requirements for these operations.

We have reviewed the final rule in detail and assessed the impact on our business, including the potential impact on the tank cars that we lease to transport our products, and determined that the rail cars we are currently leasing are in compliance with the final rule. We are unable to predict what impact these or other regulatory changes may have, if any, on our business or the industry as a whole in future years as the new tank car design requirements may result in significant constraints on transportation capacity during the period while tank cars are being retrofitted or newly constructed to comply with the new regulations. Such transportation capacity constraints could increase the cost of transporting crude oil by rail.

Efforts are likewise underway in Canada to assess and address risks from the transport of crude oil by rail. For example, in 2014, Transport Canada issued a protective order prohibiting oil shippers from using 5,000 of the DOT 111 tank cars and imposing a three year phase out period for approximately 65,000 tank cars that do not meet certain safety requirements. Transport Canada also imposed a 50 mile per hour speed limit on trains carrying hazardous materials and required all crude oil shipments in Canada to have an emergency response plan. At the same time that PHMSA released its 2015 rule, Canada’s Minister of Transport announced Canada’s new tank car standards, which largely align with the requirements in the PHMSA rule. Likewise, Transport Canada’s rail car retrofitting and phase out timeline largely aligns with the timeline introduced under the 2015 and 2016 PHMSA rules. Transport Canada has also introduced new requirements that railways carry minimum levels of insurance depending on the quantity of crude oil or dangerous goods that they transport as well as a final report recommending additional practices for the transportation of dangerous goods. Both Transport Canada and PHMSA issued final rules in January 2018 and November 2018, respectively, that further harmonize their respective tank car standards, including with respect to tank car approvals and design requirements.

We cannot assure that costs incurred to comply with any new standards and regulations, including those finalized by PHMSA or by Transport Canada between 2015 and 2018 will not be material to our business, financial condition or results of operations. In addition, any derailment involving crude oil that we have purchased or are shipping may result in claims being brought against us that may involve significant liabilities. Although we believe that we are adequately insured against such events, we cannot provide assurance that our policies will cover the entirety of any damages that may arise from such an event.

We could incur substantial costs or disruptions in our business if we cannot obtain or maintain necessary permits and authorizations or otherwise comply with health, safety, environmental and other laws and regulations.

Our operations require numerous permits and authorizations under various laws and regulations. These authorizations and permits are subject to revocation, renewal or modification and can require operational changes to limit impacts or potential impacts on the environment and/or health and safety. A violation of authorization or permit conditions or other legal or regulatory requirements could result in substantial fines, criminal sanctions, permit revocations, injunctions and/or facility shutdowns. Any or all of these matters could have a negative effect on our business, results of operations and cash flow available for making payments on our debt obligations.

We could be subject to damages based on claims brought against us by our customers or lose customers as a result of the failure of our products to meet certain quality specifications.

Our specialty products provide precise performance attributes for our customers’ products. If a product fails to perform in a manner consistent with the detailed quality specifications required by the customer, the customer could seek replacement of the product or damages for costs incurred as a result of the product failing to perform as guaranteed. A successful claim or series of claims against us could result in a loss of one or more customers and impact our ability to make payments on our debt obligations.

The enactment of derivatives legislation could have an adverse effect on our ability to use derivative instruments to hedge risks associated with our business.

The Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”), enacted on July 21, 2010, established federal oversight and regulation of the over-the-counter derivatives market and entities, such as us, that participate in that market. The Act requires the Commodity Futures Trading Commission (“CFTC”) and the SEC to promulgate rules and regulations implementing the Act. Although the CFTC has finalized certain regulations, others remain to be finalized or implemented and it is not possible at this time to predict when this will be accomplished.

In its rulemaking under the Act, the CFTC has re-proposed rules to set position limits for certain futures and option contracts in the major energy markets and for swaps that are their economic equivalents, subject to exceptions for certain bona fide hedging transactions. As these new position limit rules are not yet final, their impact on us is uncertain at this time.

The CFTC has designated certain interest rate swaps and credit default swaps for mandatory clearing and the associated rules also require us, in connection with covered derivative activities, to comply with clearing and trade-execution requirements or take steps to qualify for an exemption to such requirements. Although we believe that we qualify for the end-user exceptions to the mandatory clearing and trade execution requirements with respect to those swaps entered to hedge our commercial risks, the application of such requirements to other market participants, such as swap dealers, may change the cost and availability of the swaps that we use for hedging. In addition, certain banking regulators and the CFTC have adopted final rules establishing minimum margin requirements for uncleared swaps. Although we expect to qualify for the end-user exception from such margin requirements for swaps entered into to hedge our commercial risks, the application of such requirements to other market participants, such as swap dealers, may change the cost and availability of the swaps that we use for hedging. If any of our swaps do not qualify for the commercial end-user exception, posting of collateral could impact liquidity and reduce cash available to us for capital expenditures, therefore reducing our ability to execute hedges to reduce risk and protect cash flow.

The Act and any new regulations could significantly increase the cost of derivative instruments, materially alter the terms of derivative instruments, reduce the availability of derivatives to protect against risks we encounter and reduce our ability to monetize or restructure our existing derivatives contracts. An increase in the cost of derivatives contracts would affect our results of operations and cash available for distribution to our unitholders and payments of our debt obligations. If we reduce our use of derivatives as a result of the Act and regulations, our results of operations may become more volatile and our cash flows may be less predictable, which could adversely affect our ability to plan for and fund capital expenditures and make distributions to our unitholders and payments of our debt obligations. Finally, the Act was intended, in part, to reduce the volatility of oil and natural gas prices, which some legislators attributed to speculative trading in derivatives and commodity instruments related to oil and natural gas. Our revenues could therefore be adversely affected if a consequence of the Act and regulations is to lower commodity prices. Any of these consequences could have a material adverse effect on our business, our financial condition, and our results of operations.

In addition, the European Union and other non-U.S. jurisdictions are implementing regulations with respect to the derivatives market. To the extent we transact with counterparties in foreign jurisdictions, we may become subject to such regulations.

We depend on key personnel for the success of our business and the loss of those persons could adversely affect our business and our ability to make payments on our debt obligations.

The loss of the services of any member of senior management or key employee could have an adverse effect on our business and reduce our ability to make payments on our debt obligations. For example, we have recently announced the planned transition of West Griffin, our chief financial officer, and are near completion of an active search process to select a new chief financial officer. If the timing or terms upon which we hire a new chief financial officer are materially different from those anticipated by management, our business may be negatively impacted. Leadership transitions can be inherently difficult to manage, and changes in any of our senior management or key employee positions may cause disruption to our business, including to our relationships with customers and employees, and may adversely impact our ability to meet our financial and operational goals and strategic plans, as well as our financial performance.

An increase in interest rates will cause our debt service obligations to increase.

Borrowings under our revolving credit facility bear interest at a rate equal to prime plus a basis points margin or the London Interbank Offered Rate (“LIBOR”) plus a basis points margin, at our option. As of December 31, 2018, we had no outstanding borrowings under our revolving credit facility and $35.1 million in standby letters of credit were issued under our revolving credit facility. The interest rate is subject to adjustment based on fluctuations in LIBOR (or successor rates thereto) or the prime rate, as applicable. An increase in the interest rates associated with our floating-rate debt would increase our debt service costs and affect our results of operations and cash flow available for payments of our debt obligations. In addition, an increase in interest rates could adversely affect our future ability to obtain financing or materially increase the cost of any additional financing.

We are subject to cybersecurity risks and other cyber incidents resulting in disruption.

Threats to information technology systems associated with cybersecurity risks and cyber incidents or attacks continue to grow. We depend on information technology systems. In addition, our use of the internet, cloud services and other public networks exposes our business and that of other third parties with whom we do business to cyber-attacks that attempt to gain unauthorized access to data and systems, intentional or inadvertent releases of confidential information, corruption of data and disruption of critical systems and operations. Despite the security measures we have in place and any additional measures we may implement in the future, our facilities and systems, and those of our third-party service providers, could be vulnerable to security breaches, computer viruses, lost or misplaced data, programming errors, human errors, acts of vandalism or other events. Any disruption of our systems or security breach or event resulting in the misappropriation, loss or other unauthorized disclosure of confidential information, whether by us directly or our third-party service providers, could damage our reputation, expose us to the risks of litigation and liability, disrupt our business or otherwise affect our results of operations. In addition, as cyber-attacks continue to evolve in magnitude and sophistication, and our reliance on digital technologies continues to grow, we may be required to expend additional resources in order to continue to enhance our cyber security measures and to investigate and remediate any digital systems, related infrastructure, technologies and network security vulnerabilities.

We are exposed to trade credit risk in the ordinary course of our business activities.

We are exposed to risks of loss in the event of nonperformance by our customers and by counterparties of our derivative instruments. Some of our customers and counterparties may be highly leveraged and subject to their own operating and regulatory risks. Even if our credit review and analysis mechanisms work properly, we may experience financial losses in our dealings with other parties. Any increase in the nonpayment or nonperformance by our customers and/or counterparties could reduce our ability to make payments on our debt obligations.